EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of September 16, 1996, is by and among Southern Medical Mart, Inc., a Louisiana corporation (the "Seller"); Ken Leach and Tom Grimstad (collectively referred to as the "Principals"); and HealthCor Oxygen and Medical Equipment, Inc. or an affiliate thereof, a Texas corporation ("Purchaser").

                                   WITNESSETH:

        WHEREAS, Seller is engaged in the business of selling and leasing home respiratory/medical equipment used in the home health care industry (the "Business"); and

        WHEREAS, the Principals own all of the issued and outstanding shares of capital stock of the Seller; and

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the Seller's properties and assets under the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


1.  PURCHASE AND SALE OF ASSETS

           1.1 PURCHASE AND SALE OF ASSETS.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined hereinafter), the Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest in and to the following assets (the "Assets"), together with replacements thereof and additions thereto made between the date hereof and the Closing Date (as defined herein), whether or not on the books and records of the Seller (exclusive of the Excluded Assets described in Section 1.1 (b) below, the "Excluded Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others:

                      (i) All personal property, tangible or intangible, owned by the Seller, which is used or useful in the operation of Seller's business,

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           including, but not limited to, accounts receivable, equipment, inventories, prepaid expenses, fixed assets and including, but not limited to, the assets listed on Schedule 1.1(a)(i) attached hereto;

                      (ii) All of the Seller's (A) proprietary information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks, including any rights of the Seller in and to the business name "Southern Medical Mart";
           (B) machinery and equipment warranties related to the Assets; (C) rights in any causes of action related to or in connection with the Assets; (D) all other documentation relating to the operation of the Seller, including all license, permits and approvals issued by any governmental authority or otherwise necessary or relating to the operation of Seller's business; and (E) the goodwill and going concern value of Seller's business;

                      (iii) All of the Seller's books and records, including all financial, accounting and property tax records, computer data and programs, market data and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties; provided, however, that Seller and the Principals may retain copies of such financial records of the Seller as may be necessary to complete their federal, state and local tax returns; and

                      (iv) the Seller's customers, customer lists, work orders, file and computer copies of customer invoices, customer files and other customer records.

           (b) The parties acknowledge that the assets (the "Excluded Assets") listed on Schedule 1.1 (b) hereto are not being acquired by Purchaser.

           1.2 ASSUMED LIABILITIES.

           (a) At the Closing, the Purchaser agrees to assume and discharge those specified contractual obligations of Seller listed on Schedule 1.2 hereto (the "Assumed Liabilities), except that Purchaser shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller of any provision of any of the contracts, agreements or documents entered into in connection with the Assumed Liabilities, including but not limited to liabilities or obligations arising out of penalties, late charges or Seller's failure to perform under any such Assumed Liability prior to the Closing Date.

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           (b) All items of income and expense arising from the operation of the
Business relating to the Assets and the Assumed Liabilities set forth on
Schedule 1.2 hereof shall be adjusted between the Seller and Purchaser as of the Effective Date. Those items arising before the Effective Date shall be allocated to the account of Seller and those items arising on or after the Effective Date shall be allocated to the account of Purchaser. Proration of the items described herein between Seller and Purchaser shall be effective as of 12:01 a.m., local time, on the Effective Date. Liability for state and local taxes assessed on the Assets payable with respect to the tax year in which the Effective Date falls shall be prorated as between Seller and Purchaser on the basis of the number of days of the tax year elapsed to and including such date. All prorations shall be made and paid insofar as feasible on the Closing Date with a final settlement to be made no later than 60 days thereafter. Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 1.2.

           1.3 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of Seller's business, the Seller, any subsidiary or any affiliate or successor of the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise (the "Excluded Liabilities"). The Excluded Liabilities shall include but shall not be limited to the liabilities set forth on Schedule 1.3 hereof.

           1.4 EMPLOYMENT AGREEMENT. At the Closing, Purchaser and Ken Leach shall enter into an employment, confidentiality and non-competition agreement substantially in the form of Exhibit "A" hereto (the "Employment Agreement").

           1.5 NON-COMPETITION AGREEMENT. At the Closing, Purchaser and Tom Grimstad shall enter into a confidentiality and non-competition agreement substantially in the form of Exhibit "B" hereto (the "Non-Competition Agreement").

2.  CONSIDERATION; CLOSING

           2.1 CONSIDERATION FOR THE ASSETS.

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                      (A) The consideration to be received by Seller at the
Closing in exchange for the Assets shall be an amount equal to the sum of (i) $4,762,191.99 payable by wire transfer in immediately available funds to an account specified by the Seller, (ii) $237,808.01 payable by wire transfer in immediately available funds to Hibernia National Bank on behalf of the Seller and (iii) a promissory note guaranteed by the parent of the Purchaser of $600,000 payable to Seller in thirty-six monthly payments of principal and interest, substantially in the form of Exhibit "C" attached hereto.

                      (B) At Closing, Seller shall pay to Purchaser cash in an amount equal to the aggregate amount of payables outstanding in excess of 30 days listed on item 2 of Schedule 1.2 hereto.

                      (C) At Closing, Seller shall pay to Purchaser cash in an amount equal to the accrued value of employee benefit days listed on item 4 of schedule 1.2 hereto.

           2.2 TIME OF CLOSING. A closing (the "Closing") for the sale and purchase of the Assets shall be held on or before September 16, 1996 or on such other date as may be agreed upon by the parties (the "Closing Date"). The Closing shall be deemed effective as of the open of business on September 1, 1996 (the "Effective Date"). The Closing shall take place at the Purchaser's executive offices or the offices of its counsel or by mail or at such other place or places as the parties may agree.

           2.3 CLOSING PROCEDURE. At the Closing, the Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall deliver to the Seller the purchase price to be paid at the Closing in accordance with Section 2.1(a) above. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

           2.4 ALLOCATION OF PURCHASE PRICE. The purchase price shall be allocated to the Assets in accordance with Schedule 2.4 hereof. The Seller, the Principals and the Purchaser each hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with

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the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.4.

           2.5        POST-CLOSING PURCHASE PRICE ADJUSTMENT.

           (a) No later than 120 days after the Closing Date, Purchaser shall prepare and deliver to the Seller an unaudited balance sheet of the Seller as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with accounting principles used to prepare the Seller Financial Statements (as defined in Section 3.13 hereof). The Purchaser shall permit the Seller and its accountants to participate in the preparation thereof and shall promptly make available to them all work papers and other pertinent information used in connection therewith.

           (b) Within 30 days after the Closing Balance Sheet is delivered to the Seller pursuant to subsection (a) above, the Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by the Seller to deliver the Objection Report within the required 30 day period shall constitute its acceptance of the calculations set forth in the Closing Balance Sheet.

           (c) During a period of 20 days following the receipt by Purchaser of the Objection Report, Seller and Purchaser shall attempt to resolve any differences they may have with respect to the matters raised in the Objection Report. In the event Seller and Purchaser fail to agree on any of the Seller's proposed adjustments contained in the Objection Report within such 20 day period, then the parties will request that the Dallas, Texas office of Price Waterhouse, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged Price Waterhouse and that Price Waterhouse is not affiliated with such party, and such party further agrees not to engage Price Waterhouse until such time as any post-closing price adjustment has been determined. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other.

           (d) If after finalization of the Closing Balance Sheet (which shall be deemed to mean either the failure of the Seller to deliver an Objection Report within

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the 30-day period referred to in Section 2.5(b) above or, if the Seller delivers an Objection Report, upon receipt by Purchaser and the Seller of the written final determination rendered pursuant to Section 2.5(c) concerning the resolution of the matters raised in the Objection Report pursuant to Section 2.5(c) above), the Adjusted Tangible Net Worth (defined hereinafter) of the Seller as set forth on the Closing Balance Sheet is less than the amount of Tangible Net Worth set forth on Schedule 2.5 hereto (which schedule is to be attached to this Agreement at the Closing), the Principals amount of the Note issued pursuant to Section 2.1 hereof shall be immediately decreased, effective as of the Closing Date, by the amount of any such decrease in the Adjusted Tangible Net Worth. For purposes of this Agreement, "Adjusted Tangible Net
Worth" shall mean the Seller's net worth after giving effect to the exclusion of the Excluded Assets and the Excluded Liabilities.

           (e) The parties hereto agree that the rights and remedies of Purchaser described in this Section 2.5 are not exclusive and are in addition to the rights and remedies of Purchaser provided elsewhere herein.

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PRINCIPALS.

           The Principals and the Seller, jointly and severally, hereby represent and warrant to Purchaser as follows (except as qualified by the Disclosure Schedule attached hereto as Exhibit "C"):

           3.1 ORGANIZATION; GOOD STANDING. The Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. Except as set forth on the Disclosure Schedule, the Seller has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. The Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which such jurisdictions are set forth on the Disclosure Schedule.

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           3.2 DUE AUTHORIZATION; EXECUTION AND DELIVERY. The Seller and the
Principals have full power and authority to enter into and perform this Agreement and the other agreements contemplated hereby (collectively, the "Transaction Agreements") and to carry out the transactions contemplated thereby. The Seller has taken all requisite action to approve the execution and delivery of the Transaction Agreements and the transactions contemplated thereby. The Transaction Agreements constitute the legal, valid and binding obligation of the Seller and the Principals, enforceable against them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by the Seller or the Principals of the Transaction Agreements nor the consummation of the transactions contemplated hereby will:
(a) conflict with or result in a breach of the articles of incorporation or bylaws of the Seller; (b) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Seller or Purchaser's ownership of the Assets; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Assets or any of the properties or assets of the Seller pursuant to any material agreement, indenture, mortgage or other instrument to which the Seller or the Principals are a party or by which their assets may be bound or affected.

           3.3 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller or the Principals of the Transaction Agreements or the consummation of the transactions contemplated thereby. Except as set forth in the Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Seller or the Principals of the Transaction Agreement and the consummation of the transactions contemplated hereby.

           3.4 TRANSACTIONS WITH AFFILIATES. At the time of the Closing, neither the Principals, nor any Affiliate of the Principals or of Seller, will have any interest in or will own any property or right used principally in the conduct of the Seller's business. The term "Affiliate" shall mean the Principals or any other officer, employee, director or shareholder of the Seller; any partner of the foregoing persons; or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of such persons; or any corporation, partnership, trust or other

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entity in which any of such persons has a substantial interest or is a director, officer, partner or trustee.

           3.5 TITLE TO ASSETS. The Seller is the sole and exclusive legal owner of all right, title and interest in and has good and marketable title to all of the Assets, free and clear of liens, claims and encumbrances.

           3.6 REAL ESTATE.

                      (a) Seller does not own any real property used in connection with the Business. With respect to the Seller's leased real property (the "Real Estate"), (i) applicable zoning ordinances permit the operation of the Business at the Real Estate; (ii) the Seller has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Business; (iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise affect the Real Estate so far as known to the Seller and the Principals. The Seller has provided Purchaser with accurate and complete copies of all lease agreements evidencing Seller's leasehold interests in the Real Estate.

                      (b) The Seller has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

                      (c) The Seller has received no notice of, and has no actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or exists on or under the surface of, any of the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other

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           applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

           3.7        CONDITION OF ASSETS.

                      (a) All of the Assets viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of the Seller as of the date hereof are set forth on the Disclosure Schedule.

                      (b) The accounts receivable of the Seller as set forth on the Seller Balance Sheet (as defined in Section 3.13) and arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and (i) 75% of the full recorded amount thereof are collectible within 180 days after the Closing Date and
           (ii) 95% of the full recorded amount thereof are collectible within 360 days of the Closing Date, in each case less the allowance for doubtful accounts calculated consistent with prior periods.

                      (c) All inventory of the Seller used in the conduct of the Business reflected on the Seller Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business; is valued at reasonable amounts based on the ordinary course of business of the Seller during the past six months; and is not subject to any write-down or write-off.

           3.8 GOVERNMENTAL LICENSES. The Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Seller by a governmental or regulatory authority in connection with the lawful ownership and operation of the Business (the "Governmental Licenses"), except where the failure to hold such Governmental License would not have a material adverse effect on Seller. The Seller has furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License

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is in full force and effect and is valid under applicable federal, state and local laws. The Seller has not violated any rule or regulation of the U.S. Department of Health and Human Services, the U.S. Health Care Finance Administration, the U.S. Food and Drug Administration, applicable state health care agencies, any provider or intermediary manual, the State Medicaid Manual, and Medicare or Medicaid program instruction or memorandum, the result of which violation could result in the revocation or termination of any Governmental License or the imposition of any financial penalty or restriction of such a nature as might materially and adversely affect the operation of Seller as now conducted.

           3.9 TAXES. All tax reports and returns required to be filed by or relating to the Seller's assets and operations (including sales, use, income, property, franchise and employment taxes) have been filed with the appropriate federal, state and local governmental agencies. All taxes, penalties, interest, deficiencies, assessments or other charges, including without limitation those that are reflected on such reports and returns, that have been or will be claimed to be due by any taxing authority from the Seller have been or will be paid. There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Seller.

           3.10 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, pending or, to the knowledge of the Seller or the Principals, threatened against or affecting the Seller which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of Seller or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

           3.11 REPORTS AND GOVERNMENTAL COMPLIANCE.

                      (a) The Seller has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable.

                      (b) The Seller and its officers, directors, agents and employees have not engaged in any activities that are prohibited under 42

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           U.S.C. ss.1320a-7b, known as the anti-kickback statute, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations.

                      (c) The Seller and its officers, directors, agents and employees have not: (i) made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another; (iv) knowingly and willfully solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or knowingly and willfully offered or paid such remuneration as an inducement (A) in return for referring an individual to any person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other government program, or (B) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other government program.

                      (d) The Seller and its officers, directors, agents and employees have not engaged in any activities that are prohibited under 42 U.S.C. ss.1395nn, known as the self-referral or Stark statute, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations. The Business currently is conducted in a manner that will not violate 42 U.S.C. ss. 1395nn as amended.

           3.12 EMPLOYEE BENEFIT PLANS; LABOR CONTROVERSIES.

                      (a) The Disclosure Schedule sets forth all liabilities of the Seller under ERISA or similar laws with respect to employee benefit plans. There are no labor disputes of a material nature pending between the Seller and any of its employees and there are no known organizational efforts presently being made involving any of such employees. Seller has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not

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           liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

                      (b) The Disclosure Schedule sets forth the accrued vacation, sick and personal days or other related obligations ("Benefit Days") owing to or accrued for the benefit of the employees of the Seller. As of the Closing Date, there will be no accrued Benefit Days.

           3.13 FINANCIAL STATEMENTS AND RECORDS OF THE SELLER.

                      (a) The Seller has delivered to Purchaser true, correct and complete copies of the following financial statements (the "Seller Financial Statements"): (i) Seller's audited balance sheet as of December 1995 (the "Seller Balance Sheet") and the related statements of income, cash flow and shareholder's equity for the year then ended, accompanied by the report of [an independent firm of certified public accountants] and (ii) Seller's unaudited balance sheet as of June 30, 1996 and the related statement of income for the six months then ended.

                      (b) The Seller Financial Statements present fairly the assets, liabilities and financial position of the Seller as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles consistent with prior periods. The books and records of the Seller have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Seller set forth in the Seller Financial Statements.

           3.14 ABSENCE OF CERTAIN CHANGES. Since June 30, 1996, the Seller has not (a) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on the Seller, (b) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or as contemplated by this Agreement, (c) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (d) declared, paid or set aside for payment any dividend or

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distribution with respect to its capital stock, (e) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group or (f) entered into, adopted or amended any employee benefit plan. At all times from the date of this Agreement through the Closing Date, the Principals will cause the Seller to be operated in the ordinary course of business, except for such changes as are contemplated by this Agreement.

           3.15 MATERIAL UNDISCLOSED LIABILITIES. The Disclosure Schedule sets forth all of the material liabilities of the Seller which are known to the Seller or the Principals, and which are not reflected in the Seller Financial Statements.

           3.16 CONTRACTS AND AGREEMENTS. The Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Seller is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts;
(ii) contracts that involve remaining aggregate payments by the Seller in excess of $10,000 or which have a term in excess of one year; (iii) insurance policies;
(iv) managed care contracts; and (v) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). The Seller is not in default with respect to any of the Material Contracts.

           3.17 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Seller or the Principals in this Agreement nor any certificate, schedule, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

           3.18 FINDERS AND BROKERS. Other than Value Alternatives, no person has as a result of any agreement or action of the Seller or the Principals any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment. The Seller will pay any fees, expenses, commissions or other liabilities of Value Alternatives arising in connection with the transaction contemplated hereby.

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

           Purchaser represents and warrants to the Seller and the Principals as follows:

           4.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

           4.2 DUE AUTHORIZATION. Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Employment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

           4.3 EXECUTION AND DELIVERY. The execution and delivery by Purchaser of this Agreement and the Employment Agreement and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws of Purchaser; (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

           4.4 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on by Purchaser directly with the Principals, the Seller and Value Alternatives, the Seller's broker. No person has as a result of any agreement or actions of Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.   CERTAIN COVENANTS AND AGREEMENTS

           The Principals and the Seller, jointly and severally, covenant and agree that from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), it shall comply (with respect to the Seller), and he shall cause the Seller to comply (with respect to the Principals) with the covenants set forth below, and Purchaser covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

           5.1 ACCESS. Upon reasonable notice, the Seller and the Principals will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of Seller's properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning its affairs, including existing financial statements of Seller, as the other may reasonably request in order that it may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. Each of the Seller and the Principals will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the other at such times and as often as the Purchaser may reasonably request with executives, independent accountants, engineers and counsel of the Seller and the Principals. The Seller and the Principals acknowledge that Purchaser, at its own expense, may audit the books and records of the Seller, and the Seller and the Principals agree to provide such assistance as may be reasonably requested by Purchaser in conducting such audit. In the event that the Closing does not occur and this Agreement is terminated, each of the Principals, Seller and Purchaser shall keep in confidence and shall not use or disclose to others all information provided hereunder to the other, except such information as is in the public domain.

           5.2 BEST EFFORTS. Each of the Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement.

           5.3 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned and agreed to by the Seller and Purchaser; provided, however that any required public disclosures related to any regulatory or governmental filing or requirement may be made by Purchaser without the Principals's or the Seller's consent.

           5.4 ORDINARY COURSE OF BUSINESS. During the period from the execution and delivery of this Agreement through the Closing Date, the Seller shall (a) conduct its operations in the ordinary course of business consistent with past and current practices, (b) use reasonable best efforts to maintain and preserve intact its goodwill and business relationships, (c) not enter into any agreement which involves the payment by the Seller of an aggregate amount exceeding $10,000 or which has a term exceeding one year or (d) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

           5.5 USE OF CORPORATE NAME. From and after the Closing Date, the Seller will sign such consents and take such other action as the Purchaser shall reasonably request in order to permit the Purchaser to use the name "Southern Medical Mart" and variations thereof. From and after the Closing Date, the Seller will not use such names or any names similar thereto and will accordingly amend its Articles of Incorporation to change its corporate name or dissolve.

           5.6 EMPLOYEE BENEFIT DAYS. Prior to the Closing, the Seller will fully satisfy and discharge the obligations relating to the accrued Benefit Days by making cash payments to their employees for such Benefit Days or provide a credit at closing for the value of the accrued benefit days to the Purchaser.

           5.7 CERTAIN GOVERNMENTAL FILINGS. The Seller shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the Purchaser.


6.  CONDITIONS TO PURCHASER'S CLOSING

           All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

           6.1 REPRESENTATIONS, ETC. The Seller and the Principals shall have performed in all material respects the covenants and agreements contained in this

Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Seller and the Principals contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at each such time (except as contemplated or permitted by this Agreement).

           6.2 CONSENTS. All consents and approvals of governmental agencies and from any other third parties required to consummate the transactions contemplated by this Agreement shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

           6.3 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (a) making any of the transactions contemplated hereby illegal,
(b) materially adversely affecting the value of the assets or business of the Seller or (c) making Purchaser liable for the payment of a material amount of damages to any person.

           6.4 MATERIAL ADVERSE CHANGES. Since March 31, 1996, no material adverse change has occurred in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of the Seller.

           6.5 COMPLETION OF DUE DILIGENCE REVIEW. Purchaser will have completed its due diligence review of the Seller (including without limitation a review of Seller's accounting records, major contracts and tax returns), the results of which shall be satisfactory to Purchaser in its sole discretion.

           6.6 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.


7.  CONDITIONS TO THE SELLER'S CLOSING

           All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

           7.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing; and the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at each such time (except as contemplated or permitted by this Agreement).

           7.2 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of making any of the transactions contemplated hereby illegal.

           7.3 CLOSING DELIVERIES. The Principals and the Seller shall have received each of the documents or items required to be delivered to them pursuant to Section 8.2 hereof.

8.  DOCUMENTS TO BE DELIVERED AT CLOSING

           8.1 TO PURCHASER. At the Closing, there shall be delivered to
Purchaser:

                      (a) The bills of sale, agreements of assignment and similar instruments of transfer of the Assets contemplated herein

                      (b) The Employment Agreement;

                      (c) The Non-Competition Agreement

                      (d) A certificate, signed by the Seller, as to the fulfillment of the conditions set forth in Sections 6.1 through 6.4 hereof;

                      (e) Opinion of counsel to the Seller, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

                      (f) A copy of all consents and approvals referred to in
           Section 6.2 hereof;

                      (g) Evidence that the Seller's corporate name will be promptly changed after the Closing; and

                      (h) All other items reasonably requested by Purchaser.


           8.2 TO SELLER. At the Closing, there shall be delivered to the
Seller:

                      (a) The purchase price as contemplated by Section 2.1(a) hereof;

                      (b) The Note;

                      (c) A certificate, signed by an executive officer of the Purchaser, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2 hereof;

                      (d) An opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to the Seller;

                      (e) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities; and

                      (f) All other items reasonably requested by the Seller.


9.  SURVIVAL

           All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.


10.  INDEMNIFICATION OF THE SELLER AND THE PRINCIPALS

           Purchaser shall indemnify and hold the Seller and the Principals harmless from, against, for and in respect of:

                      (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller or the Principals because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

                      (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Assets on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller or the Principals contained in or made in connection with this Agreement or as otherwise provided in Section 11; and

                      (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller or the Principals in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.


11.        INDEMNIFICATION OF PURCHASER

           The Seller and the Principals, jointly and severally, shall indemnify and hold Purchaser harmless from, against, for and in respect of:

                (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser that result from, relate to or arise out of (A) a breach of any written representation, warranty, agreement or covenant of the Seller or the Principals contained in this Agreement or (B) the ownership and operation of the Assets prior to the Closing Date;

                (b) any product liability or similar claims for injury to person or property made prior to the Closing Date and arising out of Seller's operations, including without limitation any claim related thereto seeking recovery for consequential damage, lost revenue or income;

                (c) any product liability or similar claims for injury to person or property, regardless when made or asserted, that arise out of or are based upon any service performed by Seller or its agents or employees (including maintenance services) on or prior to the Closing, including without limitation any claim related thereto seeking recovery for consequential damage, lost revenue or income;

                (d) any claims, regardless when made or asserted, which arise out of or are based upon any express or implied representation, warranty, agreement or guarantee made by the Seller or alleged to have been made by the Seller or their employees and agents;

                (e) any federal, state or local income or other tax (i) payable with respect to the business, assets, properties or operations of the Seller or the Principals or any member of any affiliated group of which any of such parties is a member for any period prior to the Effective Date; or (ii) incident to or arising as a consequence of the negotiation or consummation by the Seller or the Principals or any member of any affiliated group of which any of them is a member of this Agreement and the transactions contemplated hereby;

                (f) any liability or obligation under or in connection with the Excluded Assets;

                (g) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by Purchaser after the Closing or under any benefit arrangement with respect thereto; and

                (h) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.     GENERAL RULES REGARDING INDEMNIFICATION

                (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                (i) the indemnified party shall give prompt written notice (which in no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                (ii) if any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). If the indemnified party files a claim under any insurance policy, the indemnified party shall waive its rights of subrogation against the indemnifying party with respect to such claim and shall use its reasonable best efforts to cause the insurer to waive its rights of subrogation against the indemnifying party. The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

                (vi) Unless the Seller and the Principals satisfy in full an indemnification claim payable by them hereunder (the "Claim Amount") in cash or other consideration acceptable to the Purchaser including, without limitation, by means of offset pursuant to a Direction to Offset delivered in accordance with subsection (b) below, Purchaser will be entitled to offset against amounts payable under the Note whereupon the monthly payments thereunder will be reduced, and shall so advise the Seller in writing of such intent to offset (the date of which such writing is sent by the Purchaser being referred to as the "Offset Notice Date"), the unpaid balance of the Claim Amount.

                (b) The Seller and the Principals may, in their sole discretion, elect to satisfy all or any portion of a Claim Amount, subject to the provisions in this subsection (b), by delivering a written notice to Purchaser (a "Direction to Offset") directing it to offset the unpaid balance of such Claim Amount against amounts payable under the Note in the manner provided in Section 12(a)(vi) above, provided that "Offset Notice Date" shall be the date on which the applicable Direction to Offset is sent by the Seller to Purchaser; provided further, that if the unpaid balance of the Note is less than the Claim Amount, the Seller and the Principals shall remain liable for the unsatisfied portion of the Claim Amount.

                (c) Except as herein expressly provided, the remedies provided in Sections 10 through 12 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.


13.     FAILURE TO CLOSE BECAUSE OF DEFAULT

        In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Seller and Purchaser acknowledge that the Assets and the transactions contemplated hereby are unique, that a failure by the Seller or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser and the Seller agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled.

14.     TERMINATION RIGHTS

        14.1 GENERAL. This Agreement may be terminated by either Purchaser or the Seller, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

                (a) If the Closing has not occurred on or before November 1, 1996;

                (b) If either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

                (c) Subject to the provisions of Sections 6 and 7 hereof, by the Seller or Purchaser if on the Closing Date any of the conditions precedent to the obligations of the Seller or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

                (d) By mutual consent of the Seller and Purchaser.


15.     MISCELLANEOUS PROVISIONS

        15.1 EXPENSES. The Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Seller and Principals shall pay the fees and expenses incurred by them in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

        15.2 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

        15.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail, return receipt requested or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth opposite their names on the signature page hereto (or at such other address for a party as shall be specified by like notice).

        15.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliated corporations so long as Purchaser guaranties the performance of the rights and obligations of such subsidiary or affiliated corporation hereunder.

        15.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.6 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        15.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

        15.8 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

        15.9 GOVERNING LAW; VENUE . This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge that this Agreement is performable in Dallas County, Texas. If any action is brought to enforce or interpret this Agreement, venue for such action will be in Dallas County, Texas.

        15.10 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

        15.11 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

                           (Signature page to follow)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   HEALTHCOR OXYGEN AND MEDICAL EQUIPMENT, INC.


                                   By: ______________________________________
                                        S. Wayne Bazzle, Chief Executive Officer

                                   ADDRESS:      5720 LBJ Freeway
                                                 Suite 550
                                                 Dallas, Texas  75240


                                   SOUTHERN MEDICAL MART, INC.


                                   By: ______________________________________
                                       Ken Leach,
                                       President

                                   ADDRESS:      3025 Edenborn Avenue
                                                 Metairie, Louisiana 70002


                                   THE PRINCIPALS:

                                   ------------------------------------------
                                       Ken Leach


                                   ------------------------------------------
                                       Tom Grimstad

                                   ADDRESS:      3025 Edenborn Avenue
                                                 Metairie, Louisiana 70002

                               INDEX TO SCHEDULES


               1.1(a)(i)                    Listing of Assets

               1.1(b)                       Excluded Assets

               1.2                          Assumed Liabilities

               1.3                          Excluded Liabilities

               2.4                          Purchase Price Allocation

               2.5                          Adjusted Tangible Net Worth

               3.0                          Disclosure Schedules


                                INDEX TO EXHIBITS


               A                            Employment Agreement

               B                            Non-Competition Agreement

               C                            Promissory Note

                               SCHEDULE 1.1(A)(I)

                         ASSETS (JUNE 30, 1996 BALANCES)
                         -------------------------------

1.  Accounts Receivable, Net ...........................          $1,071,939.23
                                                                  =============

2.  Inventory ..........................................          $  289,396.64
                                                                  =============

3.  Prepaid Expenses ...................................          $   34,497.16
                                                                  =============

4.  Other Current Assets ...............................          $      846.16
                                                                  =============

5.  Rental Equipment
        Rental Equipment ...............................          $1,921,239.17
        Accumulated Depreciation .......................          (1,239,876.30)
                                                                  -------------
                                                                  $  681,362.87
                                                                  =============

6.  Property and Equipment
        Leasehold Improvement ..........................          $   68,052.56
        Transportation Equipment .......................             138,823.25
        Furniture and Fixtures .........................             135,648.86
        Office Equipment ...............................             181,212.29
        Shop Equipment .................................              32,814.67
        Accumulated Depreciation .......................            (316,041.60)
                                                                  -------------
                                                                  $  240,510.03
                                                                  =============

7.  Other Long-Term Assets .............................          $   11,563.00
                                                                  =============

                                 SCHEDULE 1.1(B)

                    EXCLUDED ASSETS (JUNE 30, 1996 BALANCES)


1.  Cash ................................................             $95,479.08
                                                                      ==========

2.  Short-Term Investments ..............................             $36,142.62
                                                                      ==========

                                  SCHEDULE 1.2

                  ASSUMED LIABILITIES (JUNE 30, 1996 BALANCES)

1.  Accounts Payable (30 days or less portion) ....................  $263,745.08
                                                                     ===========

2.  Accounts Payable (30 days or more portion at August 31, .......  $350,227.51 to be reimbursed to the Purchaser by the Seller at Closing)

3.  Capital Leases, Net (current portion) .........................  $ 34,671.38
                                                                     ===========

4.  Capital Leases, Net (long-term portion) .......................  $ 52,286.38
                                                                     ===========

5.  Value of employee benefit days ................................  $ 29,699.53
                                                                     -----------

                                  SCHEDULE 1.3

                              EXCLUDED LIABILITIES

1. All Notes or amounts payable or obligations including those to the Principals or any Affiliate of Seller or the Principals.

2. Except as set forth on Schedule 1.2, trade payables and other obligations arising in the ordinary course of Seller's business for periods prior to the Effective Date that are dated more than 30 days prior to the Effective Date.

3. Any federal, state or local income or other tax payable with respect to the business, assets, properties or operations of the Seller or the Principals or any of their Affiliates for any period prior to the Effective Date, including but not limited to state and local sales tax liabilities; and

4. Any proceedings, actions, litigation or claims arising out of Seller's business or operations prior to the Closing.

5. Except as set for on Schedule 1.2, any accrued payroll and employee benefits including but not limited to accrued salaries, payroll taxes and vacation and sick leave for any period prior to the Effective Date.

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                                  SCHEDULE 2.4

                          ALLOCATION OF PURCHASE PRICE


The purchase price shall be allocated to the book value of the Assets as determined in a manner consistent with the Seller's Balance Sheet with the remaining amount being allocated to goodwill; provided, however, that the entire original principal amount of the Note shall be allocated to the good will portion of the purchase price..

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                                  SCHEDULE 2.5

                           ADJUSTED TANGIBLE NET WORTH


1.  Acquired Assets (per schedule 1.1(a)(i)) ................      $2,330,115.09

2.  Less: Assumed Liabilities (per schedule 1.2)
        Accounts Payable (30 days or less portion) ..........      $  263,745.08
        Capital Leases, Net (current portion) ...............          34,671.38
        Capital Leases, Net (long-term portion) .............          52,286.38

3.  Adjusted Tangible Net Worth .............................      $1,979,412.25
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                                  SCHEDULE 3.0

                               DISCLOSURE SCHEDULE


                           (To be provided by Seller)